Exhibit 99.1
For Immediate Release
Contact: Dewey Steadman
Phone: (202) 919-4097
Email: ir@unither.com

United Therapeutics Corporation Reports
Third Quarter 2020 Financial Results
- Third quarter Orenitram® net revenue growth of 20% and Tyvaso® net revenue growth of 17% year-over-year
- Remodulin® sequential quarterly net revenue growth of 5%
- INCREASE sNDA under FDA review with April 2021 action date; Remunity™ launch preparations continue
Silver Spring, Md. and Research Triangle Park, N.C., October 28, 2020: United Therapeutics Corporation (Nasdaq: UTHR) today announced its financial results for the quarter ended September 30, 2020.
“As our core business continues to perform well, we have a solid footing to enter 2021 with several key product launches including the potential INCREASE product label expansion for Tyvaso, the Remunity Pump for Remodulin, and the Implantable System for Remodulin,” said Martine Rothblatt, Ph.D., Chairman and Chief Executive Officer of United Therapeutics. “I expect these three launches will set us on the path to revenue growth in the near term.”
“We are very pleased with the strong year-over-year growth for both Orenitram and Tyvaso,” said Michael Benkowitz, President and Chief Operating Officer of United Therapeutics. “Our prostacyclin products are now being used by a larger number of pulmonary arterial hypertension patients in the United States than ever before, as demand has returned to pre-pandemic levels.”
THIRD QUARTER 2020 FINANCIAL RESULTS
Key financial highlights include (dollars in millions, except per share data):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2020	2019

Revenues	$380.1	$401.5	$(21.4)	(5)%
Net income	$171.2	$132.4	$38.8	29%
Non-GAAP earnings(1)	$173.0	$168.3	$4.7	3%
Net income, per basic share	$3.86	$3.02	$0.84	28%
Net income, per diluted share	$3.84	$3.01	$0.83	28%
Non-GAAP earnings, per diluted share(1)	$3.88	$3.83	$0.05	1%
________________________
(1)See definition of non-GAAP earnings, a non-GAAP financial measure, and a reconciliation of net income to non-GAAP earnings below.

Revenues
The table below summarizes the components of total revenues (dollars in millions):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2020	2019
Net product sales:
Remodulin®	$124.5	$168.3	$(43.8)	(26)%
Tyvaso®	129.5	110.8	18.7	17%
Orenitram®	74.7	62.0	12.7	20%
Unituxin®	37.6	30.1	7.5	25%
Adcirca®	13.8	30.3	(16.5)	(54)%
Total revenues	$380.1	$401.5	$(21.4)	(5)%
As of the end of the third quarter of 2020, new patient prescriptions and new patient starts, which had declined in April 2020 due to COVID-19, returned to pre-pandemic levels for our treprostinil-based products (Remodulin, Tyvaso, and Orenitram) in the United States. Our U.S. net revenues from our treprostinil-based products grew by $19.6 million for the three months ended September 30, 2020, compared to the same period in 2019. In addition, as previously disclosed, our 2019 revenues were impacted by a mistake by one of our U.S. distributors in its utilization data, which resulted in the distributor ordering more product than normal (the Excess Order). We estimate that the Excess Order generated additional revenues for Remodulin, Tyvaso, and Orenitram of approximately $13.3 million, $9.5 million, and $4.5 million, respectively, or $27.3 million in total, during the third quarter of 2019. Absent the Excess Order, our U.S. revenues for Remodulin, and our revenues for Tyvaso and Orenitram, would have grown by 1%, 28%, and 30%, respectively, in the third quarter of 2020 compared to the third quarter of 2019. We are providing these non-GAAP financial measures to show year-over-year revenue growth for these products in the absence of the Excess Order to improve investors’ understanding of our financial results.
The reduction in Remodulin revenues was driven primarily by a reduction in quantities sold in Europe, which we believe resulted from generic competition and the impact of COVID-19. U.S. Remodulin revenues decreased due to the Excess Order. The growth in Tyvaso revenues resulted primarily from an increase in quantities sold, reflecting a growing number of patients being treated with Tyvaso, and price increases, partially offset by the impact of the Excess Order. The growth in Orenitram revenues resulted primarily from an increase in quantities sold, as the number of patients being treated with Orenitram grew following the update to Orenitram’s labeling to reflect the FREEDOM-EV clinical trial results, partially offset by the impact of the Excess Order. The decrease in Adcirca revenues was driven by continued erosion of market share due to generic competition.
Expenses
Cost of product sales. The table below summarizes cost of product sales by major category (dollars in millions):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2020	2019
Category:
Cost of product sales	$24.5	$32.3	$(7.8)	(24)%
Share-based compensation (benefit) expense(1)	(0.5)	0.7	(1.2)	(171)%
Total cost of product sales	$24.0	$33.0	$(9.0)	(27)%
________________________
(1)Refer to Share-based compensation below.

Research and development expense. The table below summarizes research and development expense by major category (dollars in millions):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2020	2019
Category:
Research and development projects	$71.8	$83.0	$(11.2)	(13)%
Share-based compensation (benefit) expense(1)	(3.1)	2.7	(5.8)	(215)%
Total research and development expense	$68.7	$85.7	$(17.0)	(20)%
________________________
(1)Refer to Share-based compensation below.
Selling, general, and administrative expense. The table below summarizes selling, general, and administrative expense by major category (dollars in millions):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2020	2019
Category:
General and administrative	$62.8	$64.1	$(1.3)	(2)%
Sales and marketing	12.4	14.8	(2.4)	(16)%
Share-based compensation (benefit) expense(1)	(8.9)	20.5	(29.4)	(143)%
Total selling, general, and administrative expense	$66.3	$99.4	$(33.1)	(33)%
________________________
(1)    Refer to Share-based compensation below.
Share-based compensation. The table below summarizes share-based compensation (benefit) expense by major category (dollars in millions):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2020	2019
Category:
Stock options	$9.2	$18.4	$(9.2)	(50)%
Restricted stock units	5.5	3.8	1.7	45%
Share tracking awards plan (STAP)	(27.5)	1.4	(28.9)	NM(1)
Employee stock purchase plan	0.3	0.3	—	—%
Total share-based compensation (benefit) expense	$(12.5)	$23.9	$(36.4)	(152)%
________________________
(1)    Calculation is not meaningful.
The increase in share-based compensation benefit for the three months ended September 30, 2020, as compared to the same period in 2019, was primarily due to an increase in STAP benefit driven by a 17 percent decrease in our stock price for the three months ended September 30, 2020 as compared to a 2 percent increase in our stock price for the same period in 2019.
Other expense, net. The change in other expense, net for the three months ended September 30, 2020, as compared to the same period in 2019, was primarily due to net unrealized and realized gains and losses on equity securities.

Non-GAAP Earnings
Non-GAAP earnings is defined as net income, adjusted for: (i) share-based compensation (benefit) expense (including expenses relating to stock options, restricted stock units, share tracking awards, and our employee stock purchase plan); (ii) impairment of investment in privately-held company; (iii) unrealized gain on investment in privately-held company; (iv) net unrealized and realized losses on equity securities; (v) impairments of property, plant, and equipment; (vi) license-related fees; and (vii) tax impact on non-GAAP earnings adjustments.
A reconciliation of net income to non-GAAP earnings is presented below (in millions, except per share data):

	Three Months Ended September 30,
	2020	2019
Net income, as reported	$171.2	$132.4
Adjusted for the following items:
Share-based compensation (benefit) expense(1)	(12.5)	23.9
Impairment of investment in privately-held company(2)	3.5	—
Unrealized gain on investment in privately-held company(3)	(2.3)	—
Net unrealized and realized losses on equity securities(3)	3.0	13.0
Impairments of property, plant, and equipment(4)	5.4	8.4
License-related fees(5)	3.6	—
Tax expense (benefit)	1.1	(9.4)
Non-GAAP earnings	$173.0	$168.3
Non-GAAP earnings per share:
Basic	$3.90	$3.83
Diluted	$3.88	$3.83
Weighted average number of common shares outstanding:
Basic	44.4	43.9
Diluted	44.6	44.0
________________________
(1)    Recorded within operating expenses on our consolidated statements of operations.
(2)    Recorded within impairment of investment in privately-held company on our consolidated statements of operations.
(3)    Recorded within “other expense, net” on our consolidated statements of operations.
(4)    Recorded within selling, general, and administrative on our consolidated statements of operations.
(5)    Recorded within research and development on our consolidated statements of operations.
NEW PRODUCT COMMERCIALIZATION UPDATE
In our near-term time horizon, we plan to launch Tyvaso for a new indication, and to launch three new products for pulmonary arterial hypertension (PAH): the Remunity™ Pump, the Trevyent® system, and the Implantable System for Remodulin.
Tyvaso in pulmonary hypertension due to interstitial lung disease (PH-ILD). On February 24, 2020, we reported that the INCREASE study of Tyvaso in patients with PH-ILD met its primary endpoint of demonstrating improvement in six-minute walk distance (6MWD). Tyvaso also showed benefits across several key subgroups, including etiology of PH-ILD, disease severity, age, gender, baseline hemodynamics, and dose. Significant improvements were also observed in each of the study’s secondary endpoints, including reduction in the cardiac biomarker NT-proBNP, time to first clinical worsening event, change in peak 6MWD at Week 12, and change in trough 6MWD at week 15. Treatment with Tyvaso of up to 12 breaths per session, four times daily, in the INCREASE study was well tolerated and the safety profile was consistent with previous Tyvaso studies and known prostacyclin-related adverse events.

In June 2020, we presented these and other highlights of the INCREASE data at a virtual session of the American Thoracic Society entitled “Inhaled Treprostinil in Interstitial Lung Disease-Associated Pulmonary Hypertension: The INCREASE Study.” We also presented a poster at the October 2020 CHEST annual meeting detailing improvements in forced vital capacity associated with safety observations during the INCREASE study. We expect to make additional detailed results of the INCREASE study available through upcoming journal publications.
We submitted the INCREASE study results to the U.S. Food and Drug Administration (FDA) in support of an efficacy supplement to the Tyvaso new drug application (sNDA), which we expect to result in revised labeling reflecting the outcome of the INCREASE study. In August 2020, the FDA accepted the sNDA for review, which we expect will be complete in April 2021.
Remunity Pump for Remodulin. We commenced launch activities for the Remunity Pump for Remodulin, including shipping training devices to specialty pharmacies and certain health care practitioners, and entering into agreements with specialty pharmacies to purchase Remunity Pumps and accessories and to pre-fill the Remunity cartridges exclusively with Remodulin. We also confirmed with the relevant Centers for Medicare & Medicaid Services Pricing, Data Analysis, and Coding Contractor that the Remunity Pump will be treated as durable medical equipment under the Medicare Part B Durable Medical Equipment program, and will share the same billing codes and billing guidance as existing subcutaneous pumps currently used with Remodulin. We are working with large PAH medical centers to identify patient candidates for the Remunity Pump, and are training staff at these centers on how to use the product. However, the timing of our ability to commence commercial sales has been delayed due to pandemic-related issues impacting the ability of our partner, DEKA Research & Development Corp. (DEKA), to secure certain components and raw materials necessary to manufacture a continuous supply of pumps, pump disposables, and pump controllers. We are working closely with DEKA to build safety stock of these components and raw materials to a level that would allow us to withstand a significant supplier disruption without adverse impact to our patient base. We implemented this strategy due to the increasing COVID-19 infection rates observed in the United States during the second quarter of 2020, as many of the Remunity Pump component suppliers are located domestically. We are working to commence commercial sales of the Remunity Pump in the near-term, but we cannot predict the precise timing due to the factors described above, as well as the potential for additional pandemic-related constraints that physicians and patients may experience.
Trevyent. We submitted a 505(b)(1) new drug application (NDA) to the FDA for our Trevyent disposable treprostinil pump system in June 2019. In April 2020, the FDA issued a complete response letter (CRL) related to our NDA indicating that some of the deficiencies previously raised by the FDA had not yet been addressed to its satisfaction. We have one year from the date of the CRL to resubmit our NDA to the FDA, which is expected to trigger a six-month review period by the FDA. We are preparing our NDA resubmission, which we expect to file in 2021.
Implantable System for Remodulin (ISR). Developed in collaboration with Medtronic, Inc. (Medtronic), the premarket approval application (PMA) for the ISR was approved by the FDA in December 2017. However, our ability to launch the product is subject to Medtronic satisfying various conditions to its PMA approval. Medtronic continues to work toward satisfying these conditions, but in December 2019, due to FDA communications, Medtronic informed us that these conditions will not be satisfied in 2020. As such we expect a delay in the ISR launch until 2021.
RESEARCH AND DEVELOPMENT UPDATE
Our clinical studies remain open, and enrollment of new patients has resumed at select study sites for certain studies. Most of our ongoing clinical studies paused enrollment during the first quarter of 2020 due to the pandemic, but patients already enrolled in studies continue to receive the study drug and complete necessary clinical evaluations as appropriate.
The following studies have since re-opened enrollment at select sites:
•the BREEZE and pivotal pharmacokinetics studies of Treprostinil Technosphere® — while the BREEZE study remains ongoing, the pharmacokinetics study was completed in October 2020;
•the ADVANCE OUTCOMES study of ralinepag;
•the SAPPHIRE study of Aurora-GT™;
•our phase 1 study of Unexisome™ for bronchopulmonary dysplasia; and
•our initial phase 1 study of OreniPro™, which has since been completed.

We also recommenced startup activities for the ADVANCE CAPACITY study of ralinepag. While enrollment of the PERFECT study of Tyvaso in pulmonary hypertension associated with chronic obstructive pulmonary disease (PH-COPD) remains paused, we are continuing new clinical site startup activities for this study.
Although we re-opened enrollment of certain studies at a limited number of clinical trial sites, it is difficult to predict when we will be able to re-open enrollment at additional sites for these studies, and whether we will experience further disruptions as the pandemic unfolds. In addition, it is unclear what impact the pandemic may have on the timing of future studies, such as our planned TETON studies. As such, we expect that completion and data readouts for several of our ongoing and planned studies will be delayed, but we do not currently expect delays of our near-, medium-, and long-term windows for product launch plans. To mitigate potential delays, we are expanding our efforts to enter into contracts with additional clinical study sites and complete other site activation activities for certain studies where practicable so that we may rapidly resume enrollment of our clinical studies at the appropriate time.
Treprostinil Technosphere dry powder inhaler — BREEZE. The BREEZE study (NCT03950739) seeks to evaluate 45 patients on a stable dose of Tyvaso after switching to our new dry powder inhaler (DPI) form of treprostinil, which we licensed from MannKind Corporation. The primary endpoint of the study is the number of subjects with treatment-emergent adverse events after three weeks of treatment with the DPI. In October 2020, we completed a second clinical study in healthy volunteers to compare the pharmacokinetics of Treprostinil Technosphere to Tyvaso. We expect results of these two studies, combined with long-term stability studies of the DPI product, will form the basis of a 505(b)(1) NDA to the FDA.
Unituxin in relapsed/refractory neuroblastoma — ANBL1221. We are pursuing an indication expansion for Unituxin for the treatment of pediatric patients with relapsed or refractory neuroblastoma based on the results of the Children’s Oncology Group’s ANBL1221 study (NCT01767194). We met with the FDA in April 2020 to discuss the content needed to support a supplemental biologics license application (BLA). We are working with Children’s Oncology Group to secure additional information ahead of a potential supplemental BLA. During the third quarter of 2020, we discontinued our efforts to investigate Unituxin’s potential activity against adult cancers, and our efforts to develop a humanized version of Unituxin. As a result, our oncology research and development efforts are now focused primarily on scientific studies related to pediatric use of Unituxin.
Tyvaso in PH-COPD — PERFECT. The PERFECT study (NCT03496623) seeks to evaluate Tyvaso in patients with PH-COPD. In a 30-week crossover study, 136 subjects will be randomized between inhaled treprostinil and placebo for a 26-week treatment period. The primary endpoint of the study is the change in 6MWD from baseline to week 12 on active treatment compared to placebo. A contingent design for the study allows for the evaluation of 314 patients in two parallel groups.
Tyvaso in patients with chronic fibrosing interstitial lung disease (CFILD) — TETON. We are planning a new phase 3 program called TETON, which will be comprised of one or more phase 3 studies of Tyvaso in subjects with various forms of chronic fibrosing interstitial lung diseases, which includes patients with idiopathic interstitial pneumonias, chronic hypersensitivity pneumonitis, and environmental/occupational lung disease. The first TETON study will enroll subjects with idiopathic pulmonary fibrosis. The primary endpoint of this study is planned to be the change from baseline to week 52 in absolute forced vital capacity. This program was prompted by data from the INCREASE study, which demonstrated improvements in certain key parameters of lung function in pulmonary hypertension patients with fibrotic lung disease (improved forced vital capacity and reduced exacerbations of underlying lung disease).
Ralinepag phase 3 development program — ADVANCE CAPACITY and ADVANCE OUTCOMES. We have two ongoing phase 3 clinical studies to support the potential registration of oral ralinepag for PAH.
•ADVANCE CAPACITY. The phase 3 ADVANCE CAPACITY study (NCT04084678) seeks to evaluate 193 subjects with PAH, randomized between oral ralinepag and placebo at a 2:1 ratio, along with PAH background therapy, for 28 weeks. The primary endpoint of the study is the change from baseline to week 28 in peak oxygen consumption assessed by cardiopulmonary exercise testing.
•ADVANCE OUTCOMES. The phase 3 ADVANCE OUTCOMES study (NCT03626688) seeks to evaluate approximately 700 PAH patients, randomized 1:1 between oral ralinepag and placebo along with background therapy. The primary endpoint is the time from randomization to the first adjudicated protocol-defined clinical worsening event.
Autologous cell therapy for PAH — SAPPHIRE. Conducted by our Canadian affiliate Northern Therapeutics, Inc., the phase 2 SAPPHIRE study seeks to evaluate the use of autologous endothelial progenitor cells (EPCs) genetically engineered to express endothelial nitric oxide synthase in patients with PAH taking conventional PAH treatments. The study seeks to enroll 45 PAH patients in one of three arms: (i) placebo for six months followed by autologous EPCs for six months; (ii) autologous EPCs for six months followed by placebo for six months; and (iii) autologous EPCs for 12 months. The primary endpoint is the change in 6MWD from baseline to month six.
LNG01 in interstitial lung disease. During the third quarter of 2020, we discontinued the development of LNG01, a Wnt pathway inhibitor formerly known as SM04646, and terminated the related license agreement with Samumed LLC (Samumed) effective November 2020. In accordance with the terms of the license agreement, this development program will revert to Samumed.
INDUCEMENT RESTRICTED STOCK UNITS
On October 23, 2020, we granted a total of 968 restricted stock units under our 2019 Inducement Stock Incentive Plan to two newly hired employees. These restricted stock units vest in three equal installments on October 31, 2021, 2022, and 2023, assuming continued employment on such dates, and are subject to the standard terms and conditions we filed with the SEC as Exhibit 10.2 to our Current Report on Form 8-K on March 1, 2019. We provide this information in accordance with Nasdaq Listing Rule 5635(c)(4).
CONFERENCE CALL
We will host a teleconference on Wednesday, October 28, 2020, at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing (866) 209-9943 in the United States, with international callers dialing +1 (825) 312-2282. A rebroadcast of the teleconference will be available for one week and can be accessed by dialing (800) 585-8367 in the United States, with international callers dialing +1 (416) 621-4642, and using access code: 8782637.
This teleconference will also be webcast and can be accessed via our website at https://ir.unither.com/events-and-presentations/default.aspx.
ABOUT UNITED THERAPEUTICS
United Therapeutics Corporation focuses on the strength of a balanced, value-creating biotechnology model. We are confident in our future thanks to our fundamental attributes, namely our obsession with quality and innovation, the power of our brands, our entrepreneurial culture, and our bioinformatics leadership. We also believe that our determination to be responsible citizens — having a positive impact on patients, the environment, and society — will sustain our success in the long term.
Through our wholly-owned subsidiary, Lung Biotechnology PBC, we are focused on addressing the acute national shortage of transplantable lungs and other organs with a variety of technologies that either delay the need for such organs or expand the supply. Lung Biotechnology is the first public benefit corporation subsidiary of a public biotechnology or pharmaceutical company.
NON-GAAP FINANCIAL INFORMATION
This press release contains a financial measure, non-GAAP earnings, which does not comply with United States generally accepted accounting principles (GAAP). This measure supplements our financial results prepared in accordance with GAAP as reported below.
We use non-GAAP earnings to assist us in: (1) planning, including the preparation of our annual operating budget; (2) allocating resources in an effort to enhance the financial performance of our business; (3) evaluating the effectiveness of our operational strategies; and (4) assessing our capacity to fund capital expenditures and expand our business. We believe this non-GAAP financial measure improves investors’ understanding of our financial results by providing greater transparency with respect to the information our management uses to evaluate and compare the performance of our core operations and make operating decisions. This non-GAAP financial measure enables investors to see our business through the eyes of our management. However, there are limitations in the use of this non-GAAP financial measure in that it excludes certain operating expenses that are recurring in nature. In addition, our calculation of this non-GAAP financial measure may differ from the methodology used by other companies. The presentation of this non-GAAP financial measure should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of net income, the most directly comparable GAAP financial measure, to non-GAAP earnings can be found in the table above under the heading, Non-GAAP Earnings.

FORWARD-LOOKING STATEMENTS
Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, our launch plans for the INCREASE product label expansion for Tyvaso, the Remunity Pump, and the ISR, and the potential of these three launches to return our company to revenue growth, our planned launch of Trevyent, our research and development plans and regulatory filings related to Treprostinil Technosphere, OreniPro, Unituxin, the TETON, PERFECT and SAPPHIRE studies, ralinepag, and our organ transplantation programs, our expectation that we will sustain our success in the long-term, and similar statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are subject to certain risks and uncertainties, including the effects of and uncertainty surrounding the COVID-19 pandemic, as well as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of October 28, 2020, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events, or any other reason.
Orenitram, Remodulin, Trevyent, Tyvaso, and Unituxin are registered trademarks of United Therapeutics Corporation and its subsidiaries. Aurora-GT, OreniPro, Remunity, and Unexisome are trademarks of United Therapeutics Corporation.
Technosphere is a registered trademark of MannKind Corporation.
Adcirca is a registered trademark of Eli Lilly and Company.

UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended September 30,
	2020	2019
	(Unaudited)
Revenues:
Net product sales	$380.1	$401.5
Total revenues	380.1	401.5
Operating expenses:
Cost of product sales	24.0	33.0
Research and development	68.7	85.7
Selling, general, and administrative	66.3	99.4
Total operating expenses	159.0	218.1
Operating income	221.1	183.4
Interest income	6.4	12.1
Interest expense	(4.9)	(11.7)
Other expense, net	(0.1)	(16.9)
Impairment of investment in privately-held company	(3.5)	—
Total other expense, net	(2.1)	(16.5)
Income before income taxes	219.0	166.9
Income tax expense	(47.8)	(34.5)
Net income	$171.2	$132.4
Net income per common share:
Basic	$3.86	$3.02
Diluted	$3.84	$3.01
Weighted average number of common shares outstanding:
Basic	44.4	43.9
Diluted	44.6	44.0

SELECTED CONSOLIDATED BALANCE SHEET DATA
(Unaudited, in millions)

September 30, 2020
Cash, cash equivalents, and marketable investments	$2,808.0
Total assets	4,411.2
Total liabilities	1,128.1
Total stockholders’ equity	3,283.1